                            Schedule 14A Information

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ] Preliminary Proxy Statement           [ ] Confidential, for Use of the Com-
                                              mission Only (as permitted by Rule
                                              14a-6(e)(2))

[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Under Rule 14a-12

                           Willamette Industries, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------
     (5)  Total fee paid:
--------------------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed

[Willamette Industries, Inc. Letterhead]
                                                1300 S.W. Fifth Ave., Suite 3800
                                                              Portland, OR 97201
                                                                  (503) 227-5581



December 21, 2000


Dear fellow employee:

On December 21, the Board, through action of its Compensation Committee, addressed a number of employment-related matters which have arisen as a result of Weyerhaeuser's attempts to acquire Willamette.

I am pleased to enclose a table outlining the basic benefits of a Broad Based Retention Plan which will provide benefits for you to remain in the employ of the company should a change in control of the company occur which could result in your loss of employment following a change in control. A complete plan document will be provided after the first of the year.

We appreciate your continued loyalty and the contribution you have made to date and hope that the retention benefits this plan presents will help remove some of the understandable uncertainty we are all currently experiencing. We want to give you this additional security to stay with us throughout our fight to remain the great independent company which we each have helped build and of which you are such an important part.

In addition to these retention benefits, we have also taken action to accelerate vesting of unvested portions of your 401(k) match, if any, in the event of a change in control.

If you have any questions after reviewing the details of the retention benefits plan, please contact Dave Morthland or your regional human resource representative.

Sincerely,

Duane C. McDougall
President and Chief Executive Officer
Willamette Industries, Inc.
================================================================================

Overview of Plan Features
----------------------------------------------------------------------------------------

                           Broad-Based Retention Plan

                                       Group 1                        Group 2
----------------------------------------------------------------------------------------
Eligibility                 Non-exempt full-time            Exempt middle management
                            employees, (excluding mill or   employees who have not
                            plant "technicians") who have   given notice to leave or
                            not given notice to leave or    retire
                            retire
----------------------------------------------------------------------------------------
Level of Benefits

|X|  Weeks per year         3 weeks                         4 weeks
     of service             (prorate partial year)          (prorate partial year)
|X|  Minimum Benefit        9 weeks                         12 weeks
|X|  Maximum Benefits       12 months                       12 months
----------------------------------------------------------------------------------------
Medical and Life Benefits   Paid for severance period       Paid for severance period
----------------------------------------------------------------------------------------
Outplacement                Group assistance                Group assistance
----------------------------------------------------------------------------------------
Basic Requirement to        Remain employed as long as needed by Willamette or
Remain Eligible             successor unless terminated without "cause" or resign with
                            "good reason" within 24 months of a change in control as
                            defined in the Plan
----------------------------------------------------------------------------------------

[Willamette Industries, Inc. Letterhead]
                                                1300 S.W. Fifth Ave., Suite 3800
                                                              Portland, OR 97201
                                                                  (503) 227-5581


December 21, 2000


Dear fellow employee:

On December 21, the Board, through action of its Compensation Committee, addressed a number of employment related matters which have arisen as a result of Weyerhaeuser's attempts to acquire Willamette.

I am pleased to enclose a table outlining the basic benefits of a Management Retention Plan which will provide benefits for you to remain in the employ of the company should a change in control of the company occur which could result in your loss of employment following a change in control. A complete plan document will be provided after the first of the year.

The committee also approved the separate Broad Based Retention Plan described in the enclosed table. This covers all other salaried employees (except mill and plant technicians). A separate letter is also being sent to them at this time.

We appreciate your continued loyalty and the contribution you have made to date and hope that the retention benefits this plan presents will help remove some of the understandable uncertainty we are all currently experiencing. We want to give you this additional security to stay with us throughout our fight to remain the great independent company which we each have helped build and of which you are such an important part.

In addition to these retention benefits, we have also taken action, to accelerate vesting of unvested portions your 401(k) match, if any, in the event of a change in control.

If you have any questions after reviewing the details of the retention benefits plan Dave Morthland or Greg Hawley will be available to assist you.

Sincerely,

Duane C. McDougall
President and Chief Executive Officer
Willamette Industries, Inc.
================================================================================

Overview of Plan Features
---------------------------------------------------------------------------------------
                                            Management Retention Plan

                                      Group 1                       Group 2
---------------------------------------------------------------------------------------
Eligibility                 Management employees who     Management employees who are
                            are eligible for stock       eligible for stock options
                            options (but not covered     and are also covered by the
                            under the Senior             Senior Management Life
                            Management Life Insurance    Insurance Plan
                            Plan)
---------------------------------------------------------------------------------------
Level of Benefits

|X|  Weeks per year         5 weeks                      6 weeks
     of service
|X|  Minimum Benefit        15 weeks                     26 weeks
|X|  Maximum Benefits       18 months                    24 months
---------------------------------------------------------------------------------------
Medical and Life Benefits   Paid for severance period    Paid for severance period
---------------------------------------------------------------------------------------
Outplacement                Individual assistance        Individual assistance
---------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------
                                              Broad-Based Retention Plan

                                        Group 1                        Group 2
-----------------------------------------------------------------------------------------
Eligibility                  Non-exempt full-time           Exempt middle management
                             employees, (excluding mill     employees who have not given
                             or plant "technicians") who    notice to leave or retire
                             have not given notice to
                             leave or retire

-----------------------------------------------------------------------------------------
Level of Benefits

|X|  Weeks per year          3 weeks                        4 weeks
     of service              (prorate partial year)         (prorate partial year)
|X|  Minimum Benefit         9 weeks                        12 weeks
|X|  Maximum Benefits        12 months                      12 months
-----------------------------------------------------------------------------------------
Medical and Life Benefits    Paid for severance period      Paid for severance period
-----------------------------------------------------------------------------------------
Outplacement                 Group assistance               Group assistance
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
Basic Requirement to         Remain employed as long as needed by Willamette or successor unless terminated
Remain Eligible              without "cause" or resign with "good reason" within 24 months of a change in control as defined in the Plan
-----------------------------------------------------------------------------------------------------------

The following commentary was published in The Oregonian on December 26, 2000.

Sale of Willamette makes no sense on many counts


Weyerhaeuser's attempt is 'an opportunistic grab' for a company already embarked on a successful long-term strategy


Tuesday, December 26, 2000

--------------------------------------------------------------------------------

IN MY OPINION William Swindells

There appears to be considerable confusion and misinformation about Willamette Industry's battle against Weyerhaeuser's hostile takeover attempt.

News coverage has accurately portrayed the opinion of a majority of Wall Street analysts. However, our company feels that much of what those investment analysts say is incorrect.

As The Oregonian noted in a news article ("Views differ on Willamette," Dec.
18), some analysts want a deal primarily because they believe it will reduce capacity in the industry and push up prices. Notwithstanding the fact that this implied collusion borders on illegality, removing the industry's low-cost producer won't help the industry.

Willamette Industries and Weyerhaeuser are both in highly competitive commodity types of businesses that are affected not only by domestic production and demand but also by world markets. The strength of the dollar or the Asian and European economies affect prices as much as domestic demand and production levels.

With little control over pricing, the only way any company can make a profit is by improving its cost structure, thus being able to sell competitively in these global markets. Apparently the paper industry analysts, critical of our investment in a Kingsport, Tenn., mill, do not feel that the new economy, with modern technology and increased productivity to hold down inflation, applies to our paper mills. The investment analysts do not say why Willamette Industries' shareholders should sacrifice an opportunity for economic gain to help the industry. We do not think this is the obligation of Willamette shareholders.

While almost all companies in the paper business lost money during the past decade, Willamette's sole losing year in its history came in the early 1980s. In fact, our total annualized return to stockholders in the past five years has been more than 161/2 percent and about 151/2 percent in 10 years, a level that should compare favorably with any other company in the industry. Analysts will also tell you that Willamette is the only company in the industry able to recover the cost of capital.

In some circles, Willamette is indeed a pariah on Wall Street. However, in the several months before the Weyerhaeuser offer was announced, our stock price was outpacing the industry in growth, because despite concerns about the industry as a whole, Willamette's performance has been superior and continues to be.

We feel that Willamette Industries is big enough. We are able to serve all of our customers domestically, while gradually expanding in the international marketplace and without falling victim to the bureaucracy and lack of flexibility attendant with very large companies like Weyerhaeuser. We want to grow to benefit Willamette shareholders, not the shareholders of the other companies.

It is important to readers to understand why we are fighting Weyerhaeuser. We have confidence that our long-term strategy will bring success both to our company and to our community. This is why we have chosen to fight so resolutely against this takeover.

Weyerhaeuser's attempt to acquire Willamette is an opportunistic grab at what almost everyone agrees is one of the forest products industry's best and most profitable companies. Its offer is not a good deal for Willamette or its shareholders, employees, customers and communities. It dramatically undervalues our company and would reduce competition in our industry.

Readers should also understand the potential consequences for Portland and for Oregon should the city lose one of its last Fortune 500 companies -- a company employing 3,500 people in Oregon and a company that contributes hundreds of millions of dollars annually to Oregon's economy.

--------------------------------------------------------------------------------
William Swindells is chairman of the board of Willamette Industries.

                                                                    News Release

                                              [Willamette Industries, Inc. logo]


FOR IMMEDIATE RELEASE

CONTACT: Greg Hawley           Cathy Dunn             Paul Verbinnen/David Reno/
         EVP & CFO             VP Communications      Jim Barron
         Willamette Industries Willamette Industries  Citigate Sard Verbinnen
         503-273-5640          503-273-5642           212-687-8080

    WILLAMETTE TO PROVIDE ADDITIONAL SHAREHOLDER INFORMATION TO WEYERHAEUSER

      PORTLAND, ORE. - December 26, 2000 - Willamette Industries (NYSE:WLL) today said it would provide additional shareholder information to Weyerhaeuser. In response to an oral ruling issued today by the Circuit Court of Oregon, Willamette issued the following statement:

     "We continue to believe that we provided Weyerhaeuser with the information required under the Oregon statute. Regardless, this decision doesn't change our position on Weyerhaeuser's hostile offer. We've made it abundantly clear that we are not for sale and we will use all reasonable means at our disposal to protect the interests of Willamette, its shareholders, employees and the communities in which we operate."

      Willamette Industries is an integrated forest products company with 106 plants, located in the U.S., France, Ireland and Mexico. The company owns 1.7 million acres of forestland which has been third-party certified as meeting the Sustainable Forest Initiatives standards of the American Forest and Paper Association. Willamette produces building materials, composite wood panels, fine paper, office paper products, corrugated packaging and grocery bags.
                                     # # #

     On December 22, 2000, Willamette Industries, Inc. ("Willamette" or the "Company") posted certain information on its website relating to the offer by Company Holdings, Inc. ("Holdings"), a Washington corporation and a wholly owned subsidiary of Weyerhaeuser Company, a Washington corporation, ("Weyerhaeuser") to purchase all of the outstanding common stock, par value $0.50 per share, (including the associated rights to purchase shares of Series B Junior Participating Preferred Stock) of the Company (the "Willamette Common Stock") (the "Weyerhaeuser Offer"). The information is attached as Exhibit (a)(5)(vi) to the Schedule 14D-9 Amendment filed by the Company with the Securities and Exchange Commission (the "SEC") on December 22, 2000, and is hereby incorporated by reference.

                       INFORMATION REGARDING PARTICIPANTS

     Willamette and the following persons may be deemed to be "participants" in Willamette's solicitation of proxies from Willamette stockholders in connection with (i) the Weyerhaeuser Offer and (ii) the preliminary proxy statement filed by Weyerhaeuser and Holdings with the SEC in connection with the election of the nominees of Weyerhaeuser and Holdings to the Willamette Board of Directors at the Willamette 2001 annual meeting of shareholders: (a) the directors of Willamette, (b) the following executive officers of Willamette: Duane C. McDougall (President and Chief Executive Officer) and Greg Hawley (Executive Vice President, Chief Financial Officer, Secretary and Treasurer) and (c) Cathy Dunn (Vice President, Communications).


     The interests of the foregoing individuals in this solicitation include their beneficial ownership of (i) shares of Willamette Common Stock and (ii) options to purchase shares of Willamette Common Stock (the "Willamette Options"). Additional information with respect to these items is set forth below. In addition, information with respect to the potential effect of the Weyerhaeuser Offer on (i) certain of Willamette's benefit plans and (ii) the change of control agreements to which certain of the foregoing individuals are a party, is included under Item 3 of the Schedule 14D-9, as amended, originally filed by Willamette with the SEC on December 5, 2000, and is hereby incorporated by reference.

----------------------------------------------- ----------------------- ---------------------
Name and Title                                  Shares of Willamette    Shares of
                                                Common Stock            Willamette Options
                                                Beneficially Owned (1)  Beneficially Owned
                                                                        (1)(2)
----------------------------------------------- ----------------------- ---------------------
Winslow Buxton                                  2,332 (3)               1,067 (5)
(Director)
----------------------------------------------- ----------------------- ---------------------
Cathy Dunn                                      27,410 (3)              29,993 (4)(6)
(Vice President, Communications)
----------------------------------------------- ----------------------- ---------------------
Gerard K. Drummond                              4,000                   5,600 (5)
(Director)
----------------------------------------------- ----------------------- ---------------------
Greg Hawley                                     1,471                   8,543 (4)
(Executive Vice President, Chief Financial
Officer, Secretary and Treasurer)
----------------------------------------------- ----------------------- ---------------------
Kenneth W. Hergenhan                            2,372                   4,400 (5)
(Director)
----------------------------------------------- ----------------------- ---------------------
Duane C. McDougall                              22,391 (3)              72,486 (4)
(Director, President and Chief Executive
Officer)
----------------------------------------------- ----------------------- ---------------------
Joseph Prendergast                              2,500                   4,400 (5)
(Director)
----------------------------------------------- ----------------------- ---------------------
Stuart J. Shelk, Jr.                            1,678,915 (3)           5,600 (5)
(Director)
----------------------------------------------- ----------------------- ---------------------
Robert Smelick                                  4,000                   5,600 (5)
(Director)
----------------------------------------------- ----------------------- ---------------------
William Swindells                               4,471,942 (3)           254,530 (7)
(Chairman of the Board of Directors)

----------------------------------------------- ----------------------- ---------------------
Michael G. Thorne                               800                     -
(Director)
----------------------------------------------- ----------------------- ---------------------
Benjamin R. Whiteley                            7,500                   5,600 (5)
(Director)
----------------------------------------------- ----------------------- ---------------------

(1) As of November 30, 2000, shares and options are included in the table as "beneficially owned" if the person named has or shares the right to vote or direct the voting of or the right to dispose or direct the disposition of such shares or options. Inclusion of shares or options in the table does not necessarily imply that the persons named receive the economic benefits of the shares so listed.

(2) Options included are those exercisable within 60 days after November 30, 2000.

(3) Includes shares as to which the individual shares voting and dispositive power as follows: Mr. Buxton, 1,000 shares; Mr. Shelk, 18,120 shares; Mr. Swindells, 2,426,568 shares; Mrs. Dunn, 11,489 shares; and Mr. McDougall, 32 shares.

(4) Options granted under the Company's 1995 Long-Term Incentive Compensation Plan (the "1995 Plan") and its 1986 Stock Option and Stock Appreciation Rights Plan (the "1986 Plan").

(5)  Options granted under the non-employee director provisions of the 1995
     Plan.

(6) Includes options as to which the individual shares voting and dispositive power as follows: Mrs. Dunn, 15,627 options.

(7) Includes 3,200 options granted under the non-employee director provisions of the 1995 Plan.

     Pursuant to a letter agreement dated September 4, 2000, Willamette retained Goldman, Sachs & Co. ("Goldman Sachs") to render financial advisory services to the Company in connection with Weyerhaeuser's offer and certain related matters. Willamette has agreed to pay Goldman Sachs a fee equal to 0.40% of the aggregate value of any transaction in the event (i) at least 15% of the outstanding stock of Willamette is acquired by a third party or (ii) all or substantially all of the assets of Willamette are sold. If no transaction is completed as of September 1, 2001, Willamette has agreed to pay Goldman Sachs a fee of $30 million upon the occurrence of certain triggering events. A triggering event has occurred, and the first of five equal quarterly installments will be paid on September 1, 2001 if no transaction has been consummated as of that date. In addition, Willamette has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses.

     In connection with the engagement of Goldman Sachs as financial advisor, the Company anticipates that employees of Goldman Sachs may communicate in person, by telephone or otherwise with certain institutions, brokers or other persons who are stockholders for the purpose of assisting in the solicitation of proxies. Although Goldman Sachs does not admit that it or any of its directors, officers, employees or affiliates is a "participant," as defined in Schedule 14A promulgated under the Securities and Exchange Act of 1934, as amended, by the Securities and Exchange Commission, or that Schedule 14A requires the disclosure of certain information concerning them, Robert Pace (Managing Director), Ravi Sinha (Managing Director), Kirk Pulley (Vice President), Kevin Guidotti (Vice President) and Kevin Sofield (Associate), in each case of Goldman Sachs (collectively, the "Financial Advisor Participants"), may assist the Company in the solicitation of proxies for the annual meeting.

     Goldman Sachs has provided financial advisory and investment banking services to the Company from time to time for which they have received customary compensation. In addition, Goldman Sachs has provided financial advisory and investment banking services to Weyerhaeuser in the past for which it has received customary compensation. Goldman Sachs engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the ordinary course of its business, Goldman Sachs may actively trade securities of the Company for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Goldman Sachs has advised the Company that as of December 21, 2000, Goldman Sachs held a net long position of approximately 23,232 shares of Willamette Common Stock. Except as set forth above, to the Company's knowledge, none of Goldman Sachs, or any of the Financial Advisor Participants has any interest, direct or indirect, by security holdings or otherwise, in the Company.

                                     * * *


     Investors are urged to read Willamette's proxy statement in connection with the 2001 annual meeting of shareholders when it becomes available, as well as any solicitation/recommendation statement that has been or may be filed by Willamette, because they contain important information. Each of these documents has been or will be filed with the SEC and investors may obtain a free copy of them at the SEC's Internet web site at www.sec.gov. These documents may also be
                                       -----------
obtained for free (when available) from Willamette by directing such request to:
Willamette Industries, Inc., Attention: Investor Relations, 1300 S.W. Fifth Avenue, Suite 3800, Portland, Oregon 97201, telephone: (503) 227-5581, or MacKenzie Partners, Inc. at (800) 322-2885 (toll-free) or at (212) 929-5500 (collect) or by e-mail at proxy@mackenziepartners.com.